Exhibit 99.1

F O R     I M M E D I A T E     R E L E A S E

CONTACT:	Barry Susson		Brendon Frey
	Chief Financial Officer		(203) 682-8216
(215) 676-6000 x362
OR
OF:	Deb Shops, Inc.		Integrated Corporate Relations
	9401 Blue Grass Road		24 Post Road East
	Philadelphia, PA 19114		Westport, CT 06880

DEB SHOPS, INC. REPORTS APRIL AND FIRST QUARTER SALES

Philadelphia – May 4, 2006 – Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 4.0% in April 2006 as compared to April 2005. Total sales increased 6.9% to $29.3 million from $27.4 million in April 2005. During 2006, Easter occurred during the month of April whereas in 2005, Easter occurred during the month of March.

The Company reports financial results on the calendar month. Therefore, differences in timing will occur when comparing Deb Shops’ results to those of retailers reporting on a 4-5-4 calendar. During the month of April 2006, there were four Fridays compared to five Fridays in April 2005.

For the quarter ended April 30, 2006, the Company reported a comparable store sales increase of 2.6%. In addition, total sales for the quarter increased 4.9% to $81.3 million from $77.5 million for the quarter ended April 30, 2005.

For the remainder of fiscal year 2007, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End	Reporting Date

May 2006	June 2, 2006*
June 2006	July 6, 2006
July 2006	August 3, 2006
August 2006	September 7, 2006*
September 2006	October 5, 2006
October 2006	November 2, 2006
November 2006	December 5, 2006*
December 2006	January 4, 2007
January 2007	February 2, 2007*

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 330 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.

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